Exhibit 10.11

Nascent Wine Company, Inc. Announces $8 Million Investment by York Capital Management

The investment is expected to accelerate Nascent’s growth as the only nationwide food distributor in Mexico

SAN DIEGO—(BUSINESS WIRE) July 9, 2007—Nascent Wine Company, Inc. (OTCBB: NCTW), dba Nascent Foodservice, the only nationwide distributor of imported food and beverage products in Mexico, announced today that it had received an $8 million investment from York Capital Management. The investment is expected to accelerate Nascent’s growth and strengthen its strategic position as the only nationwide food distributor in Mexico.

“Nascent is Mexico’s only nationwide independent food and beverage distributor, and is well-positioned to take advantage of the opportunities presented in this highly fragmented market,” said Bill Vrattos, a partner at York. “Nascent has a high quality management team and we look forward to working closely with them to build upon their already impressive accomplishments.”

“We are extremely pleased to partner with an institution of the caliber of York,” stated Sandro Piancone, CEO of Nascent Foodservice.  “This investment enables Nascent to continue to execute its strategic plan of acquiring quality companies and expanding its market penetration throughout Mexico.”

A full description of the securities issued to York can be found in the 8-K that is being filed with the SEC concurrent with this press release .

About Nascent Wine Company, Inc.

Nascent is a leading food and beverage distributor in Mexico, marketing and distributing over 2,000 national and proprietary brand food and non-food products.   Nascent also has the exclusive right to distribute Miller Beer in Baja California, Mexico. In addition, Nascent sells select products from Nestle, Haagen-Dazs, General Mills, Ferrarelle Water, Cora Italian Food Products, Bonafont Water, Bonet, Mitsuki, Avasoft Ice Cream, Kabbalah Energy Drink, and Jolly Rancher Soda.  Nascent is focused on acquiring  profitable, well positioned distributors in Mexico with quality food and beverage portfolios, selling to over 7,000 sales points including supermarkets, convenience stores and foodservice accounts.  Nascent trades on the OTC Bulletin Board as Nascent Wine Company, Inc., ticker symbol NCTW.OB.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Reports on Form 10-K, Quarterly Reports on Forms 10-Q, Current Reports on Forms 8-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Investor Relations:
Pilot Financial Communications Network
Rick Gean
(480) 247-2142
info@pilotfcn.com